Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	November 1, 2003 to November 30, 2003
Payment Date	December 26, 2003

Aggregate Amount Collected for the Collection Period
Interest	$2,585,772.76
Principal Collections	$38,328,016.47
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:						Factor per 1000
(I)	Enhancer Premium				$115,705.46
(ii)	A-1 Noteholder's Interest				$1,020,808.47	1.0208084687
	A-2 Noteholder's Interest				$84,780.54	0.8478054363
(iii)	Principal Collections to Funding Account				$—
(iv)	Excess Spread (during Revolving)				$—
(v)	Excess Spread (during AP)				$1,364,478.29
(vi)	Additional Balance Increase from Excess Spread (during MAP)				$—
(vii)	A-1 Noteholder’s Principal Distribution				$15,011,269.69	15.01126969
	A-2 Noteholder's Principal Distribution				$1,501,126.97	15.01126969
(viii)	Enhancer for Prior Draws				$—
(ix)	Liquidation Loss Amount				$—
(x)	Enhancer				$—
(xi)	Interest Shortfalls				$—
(xii)	Indenture Trustee				$—
(xiii)	Certificates				$1,364,478.29		$19,098,169.42

Balances
						Factor
	Beginning A-1 Note Balance				$841,494,229.56	0.8414942296
	Ending A-1 Note Balance				$826,482,959.87	0.8264829599
		Change			$15,011,269.69	0.0150112697

	Beginning A-2 Note Balance				$84,149,422.96	0.8414942296
	Ending A-2 Note Balance				$82,648,295.99	0.8264829599
		Change			$1,501,126.97	0.0150112697

	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
		Change			$—

	Beginning Pool Balance				$939,435,938.16	0.8540240376
	Ending Pool Balance				$922,923,541.50	0.8390129197
		Change			$16,512,396.66	0.0150111179

	Beginning Principal Balance				$939,435,938.16	0.8540240376
	Ending Principal Balance				$922,923,541.50	0.8390129197
		Change			$16,512,396.66	0.0150111179

	Additional Draws				$21,866,369.24
	Additional Balance Increase (Draws minus Payments)				$—

Delinquencies
		#		$
	Two statement cycle dates:		13		$367,595.73
	Three statement cycle dates:		8		$402,393.57
	Four statement cycle dates:		5		$234,467.42
	Five statement cycle dates:		3		$172,798.80
	Six statement cycle dates:		1		$42,285.64
	Seven + statement cycle dates:		—		$—
	Foreclosures		—		$—
	REO		—		$—
	Liquidation Loss Amount		5		$52,004.26

	Wachovia Bank, National Bank
	as Administrator

Additional Information
Net WAC Rate	3.38%
Overcollateralization Target	$13,792,285.64
Overcollateralization Amount	$13,792,285.64
Funding Account Ending Balance	$—

Gross CPR (1 mo. Annualized)	39.380%
Net CPR (1 mo. Annualized)	19.169%
Draw Rate (1 mo. Annualized)	24.619%
WAM	210.38
AGE	22.34

Allocation of Collected Funds

Interest Collections
Total Collected	$(2,977,204.40)
Servicing Fee	$391,431.64
Enhancer Premium	$115,705.46
Additional Balance Interest	$—
A-1 Interest	$1,020,808.47
A-2 Interest	$84,780.54
Excess Interest	$1,364,478.29
Net	$—

Principal Collections
Total Collected	$(38,328,016.47)
A-1 Principal	$15,011,269.69
A-2 Principal	$1,501,126.97
Add’l Balance Increase	$—
Net Draws	$21,866,369.24
Funding Account	$—
Net	$50,749.43
Previous Funding	$—
Liquidations	$(50,749.43)
Excess Interest	$(1,364,478.29)
Certificateholder	$1,364,478.29
Difference	$(0.00)